Exhibit 99


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NEWS RELEASE

                                                           For Immediate Release
                                                                    May 15, 2000
For Further Information Contact:
Steven J. Day, President & CEO
(304) 769-1101


                         CITY HOLDING COMPANY ANNOUNCES
                          SECOND QUARTER 2000 DIVIDEND


     City Holding Company (NASDAQ:CHCO), a $2.8 billion bank holding company headquartered in Charleston, West Virginia, announced its second quarter dividend of 8 cents per share payable on June 15, 2000 to shareholders of record as of June 1, 2000. The dividend represents a decrease of 60% from 1999 cash dividends on an annualized basis. The Board of Directors has determined to reduce the quarterly dividend in recognition of the expenses associated with the $6 million addition to the allowance for loan losses (reflected in the restatement of 1999 earnings), coupled with a decline in earnings in the first quarter experienced by the Company's various business segments.

     Steven J. Day, President and CEO, stated that, "The Board of Directors has made this decision as a necessary measure to strengthen the financial position of City Holding Company. Both the Board and management continue to work to improve efficiencies in the Company's community banking segment and also to come to a final resolution concerning the sale of our Specialty Finance Division."

     City Holding Company is the parent company of City National Bank of West Virginia, Del Amo Savings Bank, FSB, Frontier State Bank, and City Financial Corporation. City National Bank, in addition to its banking divisions, operates:
City Mortgage Services, a retail originator, wholesaler and servicer of mortgage loans; RMI, ltd., an insurance agency offering a full range of insurance products and services; Jarrett/Aim Communications, a printing and direct mail service provider; and CityNet, an internet service provider and web-site development firm.

     City Holding Company common stock is publicly traded "over-the-counter" on The NASDAQ Stock Market under the symbol "CHCO".